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                                                                 Exhibit 10 J

                                  DELUXE CORPORATION

                    DESCRIPTION OF COMPENSATION ARRANGEMENT WITH
                                  HAROLD V. HAVERTY


Continue Mr. Haverty's base compensation at its current rate through December 31, 1995; thereafter base compensation will be set at the annual rate of $300,000.00 payable monthly until Mr. Haverty's expected retirement on the date of 1997 annual meeting.

Continue Mr. Haverty's eligibility for 1995 incentive compensation under the Annual Incentive Plan ("AIP"), provided that payment is not guaranteed and that eligibility for future participation under the AIP ceases thereafter.

No modification or any further action at this time with respect to any of his outstanding stock options or awards of performance shares, restricted stock or stock units, which will vest and/or be earned/paid/exercised in accordance with the terms thereof, assuming retirement at 1997 annual meeting.

No modification or any further action at this time with respect to any retirement benefits or deferral balances which will be paid according to plan terms, assuming retirement at 1997 annual meeting.

Grant Mr. Haverty on May 1, 1995, a non-qualified stock option under the Stock Incentive Plan to purchase 35,000 shares of the Corporation's common stock at a per share option exercise price equal to the closing price of a share of the Corporation's common stock on the New York Stock Exchange (composite tape) on May 1, 1995, as reported by THE WALL STREET JOURNAL, Midwest Edition, such option to vest at the rate of one-third annually on the first, second and third anniversary dates of the grant, to have a ten year term, to be exercisable to a period of five years following death, disability and retirement, and to be subject to such other terms and conditions as are customarily included in the Corporation's non-qualified stock options granted its officers.

No award or grant of any additional stock options or performance shares after May 1, 1995.

Mr. Haverty's duties and responsibilities will be coordinated with the Chief Executive Officer of the Corporation.

Any termination of Mr. Haverty's employment prior to the 1997 annual meeting will be treated as follows:

    a: Death: Estate or representatives will be paid a lump sum equal to the present value of any remaining base compensation payments.

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    b:  Disability:  Continued payment of base compensation.

    c: "No Fault Termination": (i.e. involuntary termination through no fault of Mr. Haverty) will result in continued payment of base compensation.

    d: Any other termination (other than retirement) (e.g. refusal to serve, failure to perform or cooperate etc.), will result in termination of base compensation.


April 28, 1995